Exhibit 99.1

           ADVANCIS PHARMACEUTICAL REPORTS THIRD QUARTER 2005 RESULTS

                  AMOXICILLIN PULSYS PHASE III TRIAL ENROLLMENT
                        ANTICIPATED TO BEGIN IN NOVEMBER

    GERMANTOWN, Md., Oct. 27 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (NASDAQ: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended September 30, 2005.

    Advancis reported third quarter 2005 revenue of $7.4 million, resulting from amortization of payments and reimbursed development costs under the Company's prior collaborative agreement for Amoxicillin PULSYS, and from product sales of the antibiotic Keflex(R). The Company reported revenue of $3.2 million in the second quarter of 2005 and $3.1 million in the third quarter of 2004. Revenue during the first nine months of 2005 was $15.2 million, up from $4.2 million in revenue during the first nine months of 2004.

    Advancis reported research and development (R&D) expenses in the third quarter of $10.0 million, down from second quarter R&D expenses of $10.2 million and up from third quarter 2004 R&D expenses of $9.3 million. Total expenses for the third quarter of 2005 were $13.6 million, up from $12.8 million in the second quarter of 2005 and $12.5 million in the third quarter of 2004.

    Net loss decreased to $5.9 million for the third quarter of 2005, compared to a net loss of $9.3 million in the second quarter of 2005 and a net loss of $9.2 million in the third quarter of 2004. For the first nine months of 2005, net loss was $26.6 million, compared to a net loss of $28.3 million in the first nine months of 2004.

    Net loss per share applicable to common stockholders during the third quarter of 2005 improved to ($0.20), from a net loss per share of ($0.34) in the prior quarter, and a net loss per share of ($0.41) in the comparable quarter of last year. During the first nine months of 2005, net loss per share applicable to common stockholders was ($1.00) compared to a net loss per share of ($1.25) in the first nine months of 2004.

    "We are looking forward to beginning our redesigned Phase III clinical trial for Amoxicillin PULSYS in adults and adolescents with pharyngitis/tonsillitis," stated Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "This is contingent on reaching agreement with the FDA at our upcoming meeting, which would then enable us to begin enrolling patients within the next several weeks. This meeting is currently scheduled for November 2, 2005. In addition, our recent actions to reduce expenses and our decision to sell our Keflex asset are expected to preserve cash and place us in a sound financial position as we enter this trial and 2006."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS
    On September 14, 2005, Advancis announced that it will conduct a new Phase III trial for its Amoxicillin PULSYS product candidate in adults and adolescents with pharyngitis/tonsillitis due to Group A strep infections. The Company is holding an Investigators Meeting in early November 2005, and anticipates beginning to enroll patients in the clinical trial later that month. The trial is expected to last from six to nine months and, if the trial is successful, the Company expects to file a 505(b)(2) New Drug Application with the Food and Drug Administration (FDA) for this product in late 2006.

    Advancis has scheduled a Pre-Phase III meeting with the FDA Division of Anti-Infective Drug Products on November 2, 2005, to discuss Advancis' clinical development program for Amoxicillin PULSYS. The Company believes its revised Phase III clinical trial design and its regulatory strategy for Amoxicillin PULSYS will be acceptable to the FDA.

    Advancis' adult and adolescent pivotal trial is designed as a 600-patient, double-blind, double-dummy, non-inferiority trial to be conducted in both the United States and Canada. The Company anticipates comparing its Amoxicillin PULSYS dosage form for the treatment of pharyngitis/tonsillitis in adults and adolescents delivered in a once-daily, 775 milligram tablet for a period of 10 days to 250 milligrams of penicillin dosed four times daily, for a total of one gram per day, for 10 days. If successful and approved for marketing, physicians prescribing Amoxicillin PULSYS would have available the first once-daily product in the aminopenicillin class for the treatment of pharyngitis while utilizing approximately one-half the amount of amoxicillin currently used.

    Product Sales - Keflex(R) (cephalexin capsules, USP)
    Advancis reported total net Keflex revenue of $1.2 million in the third quarter, up from second quarter 2005 net sales of $1.0 million.

    During the third quarter, Advancis announced that it reached an agreement in principle to sell the U.S. rights to the Keflex brand of cephalexin to a private company. The Company has agreed to terms for the sale of its Keflex assets and has received a $1 million upfront advance payment. Completion of the transaction is subject to negotiation of a definitive agreement and closing of the necessary financing by the buyer. If the transaction is completed as expected by year-end, the Company could receive approximately $12 million in 2005 for the sale of the assets and reimbursement of certain development costs.

    FINANCIAL DETAILS

      * Total revenue was $7.4 million in the third quarter of 2005, resulting from $1.2 million in net Keflex sales, recognition of $3.3 million from payments under the Company's prior collaboration on Amoxicillin PULSYS, and $2.9 million in reimbursed R&D expenses. Advancis revenue totaled $3.2 million in the prior quarter and totaled $3.1 million in the third quarter of 2004. Increased revenue in the third quarter compared to the previous quarter resulted primarily from $5.6 million of contract revenue and reimbursed R&D expenses recognized in the quarter resulting from the termination of the Company's prior collabor ative agreement on Amoxicillin PULSYS. Total revenue during the first nine months of 2005 was $15.2 million, up from $4.2 million in the first nine months of 2004, resulting from increased recognition of contract revenue and reimbursed R&D expenses and from additional Keflex product sales in 2005.

      * Operating expenses. Third quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $10.0 million. This compares to $10.2 million in R&D expenses in the previous quarter and $9.3 million in the third quarter of 2004. Lower R&D expenses in the third quarter versus the second quarter resulted from the timing of costs associated with the Company's Phase III trials for Amoxicillin PULSYS, and were offset by R&D severance expenses of $2.9 million in the third quarter of 2005 resulting from the Company's reduction in workforce effected in July 2005.

        Selling, general and administrative (SG&A) expenses totaled $3.5 million in the third quarter of 2005, compared to $2.4 million in the second quarter of 2005, and $3.1 million in the third quarter of 2004. Increased SG&A expenses were mainly due to $1.1 million of severance expenses recorded in the third quarter of 2005 resulting from the Company's workforce reduction.

      * Net loss for the third quarter of 2005 was $5.9 million, down from a net loss of $9.3 million in the second quarter of 2005, and $9.2 million in the third quarter of 2004. Decreased net loss during the third quarter versus the prior quarter was primarily attributable to increased revenue, as described above.

      * Net loss per share for the third quarter of 2005 was ($0.20), down from a loss per share of ($0.34) in the prior quarter and ($0.41) in the third quarter of 2004. Per share figures were computed on the basis of an average of 29.6 million shares outstanding in the third quarter of 2005, 27.5 million shares outstanding in the second quarter of 2005, and
        22.7 million shares outstanding in the third quarter of 2004.

      * Cash and marketable securities decreased by $5.4 million during the third quarter. Changes were composed of $6.2 million of operating losses, $0.6 million for fixed asset additions, $0.2 million in net loan payments, and a decrease of $1.5 million in net deferred revenue; offset by the $1.0 million payment received for the potential sale of Keflex. $0.9 million for depreciation and other non-cash items, and $1.2 million for other changes in working capital.

      * The Balance Sheet at the end of the third quarter of 2005 reflected $34.9 million of unrestricted cash, cash equivalents and marketable securities, compared to $40.3 million as of June 30, 2005, and $30.1 million as of December 31, 2004.

    FINANCIAL GUIDANCE
    Assuming the sale of Keflex closes as anticipated in 2005, Advancis expects to have cash equivalents and marketable securities at December 31, 2005, in the range of $35 million to $38 million.

    Advancis anticipates that its current funds along with proceeds from the sale of Keflex will be sufficient to support its new Phase III trial for Amoxicillin PULSYS and its other planned operations through 2006 and into early 2007. Assuming positive Phase III trial results, Advancis may consider raising additional capital to support the launch of Amoxicillin PULSYS and the potential development of additional PULSYS product candidates.

    Total revenue for 2005 is anticipated to be between $16 million and $18 million, from sales of Keflex products, reimbursed R&D payments, and recognition of license revenue during the year, and includes the recognition of approximately $6 million of deferred revenue related to the termination of the Company's Amoxicillin PULSYS agreement with Par Pharmaceutical Companies, Inc. Net loss for the year is expected to be between $30 million and $35 million, or approximately $1.10 to $1.30 per diluted common share. Non-cash charges for 2005, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $6 million.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Thursday, October 27, 2005 at 10:30 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, Steve Shallcross, senior vice president, and Robert Low, vice president finance and acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on October 27, 2005, beginning at 12:30 PM ET and will be accessible until Thursday, November 3, 2005, at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 1514264.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2005 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results,
(5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                      Three Months Ended               Nine Months Ended
                                        September 30,                    September 30,
                                 ----------------------------    ----------------------------
                                     2005            2004            2005            2004
                                 ------------    ------------    ------------    ------------
Revenues:
  Product sales                  $  1,159,986    $  1,132,513    $  3,190,340    $  1,132,513
  Contract revenue                  3,326,024         729,167       4,027,778       1,493,056
  Reimbursement of
   development costs                2,915,303       1,212,060       8,010,690       1,615,125
     Total revenue                  7,401,313       3,073,740      15,228,808       4,240,694

Cost and expenses:
  Cost of product
   sales                               87,555          78,928         266,332          78,928
  Research and
   development                      9,992,697       9,327,378      33,461,337      23,632,238
  Selling, general
   and administrative               3,491,049       3,072,925       8,745,466       9,392,726
     Total expenses                13,571,301      12,479,231      42,473,135      33,103,892

Loss from operations               (6,169,988)     (9,405,491)    (27,244,327)    (28,863,198)

Interest income                       319,484         209,987         755,898         619,674
Interest expense                      (29,736)        (32,577)        (93,246)        (95,509)

Net loss                         $ (5,880,240)   $ (9,228,081)   $(26,581,675)   $(28,339,033)

Basic and diluted
 net loss per share
 applicable to
 common stockholders             $      (0.20)   $      (0.41)   $      (1.00)   $      (1.25)

Shares used in
 calculation of
 basic and diluted
 net loss per share                29,630,500      22,689,895      26,657,679      22,680,461

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                            September 30,    December 31,
                                               2005             2004
                                           --------------   --------------
ASSETS
  Current assets:
    Cash and cash equivalents              $   19,080,117   $   10,395,757
    Marketable securities                      15,784,756       19,656,180
    Accounts receivable                           225,062          206,001
    Inventories                                   319,104          179,738
    Prepaid expenses and other current
     assets                                       384,391        1,044,389
      Total current assets                     35,793,430       31,482,065

  Property and equipment, net                  15,320,528       16,524,342
  Restricted cash                               1,906,711        1,913,314
  Deposits                                        955,069          264,125
  Notes receivable                                121,500          121,500
  Intangible assets, net                        9,824,422       10,692,679
      Total assets                         $   63,921,660   $   60,998,025

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                       $    1,844,470   $    3,886,563
    Accrued expenses and advances               7,662,911        4,161,000
    Lines of credit - current portion             936,732        1,009,975
    Deferred contract revenue                           -        2,552,357
      Total current liabilities                10,444,113       11,609,895

  Lines of credit - noncurrent portion            805,475        1,492,412
  Note payable                                     75,000           75,000
  Deferred contract revenue                    11,625,000        6,861,111
  Deferred rent and credit on lease
   concession                                   1,265,949        1,221,228
      Total liabilities                        24,215,537       21,259,646

  Stockholders' equity:
    Preferred stock, undesignated                       -                -
    Common stock, par value                       296,325          227,067
    Capital in excess of par value            145,116,075      120,315,949
    Deferred stock-based compensation            (991,824)      (2,607,247)
    Accumulated deficit                      (104,688,406)     (78,106,731)
    Accumulated other comprehensive
     income (loss)                                (26,047)         (90,659)
      Total stockholders' equity               39,706,123       39,738,379

      Total liabilities and
       stockholders' equity                $   63,921,660   $   60,998,025

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                 Nine Months Ended September 30,
                                                --------------------------------
                                                     2005             2004
                                                --------------    --------------
Cash flows from operating activities:
 Net loss                                       $  (26,581,675)   $  (28,339,033)
 Adjustments to reconcile net income to
  net cash used in operating activities:
   Depreciation and amortization                     3,048,707         1,625,494
   Stock-based compensation                            682,692         3,589,985
   Deferred rent and credit on lease
    concession                                          44,721           211,050
   Amortization of premium on marketable
    securities                                         286,765         1,111,010
   Changes in:
    Accounts receivable                                (19,061)        2,209,122
    Inventories                                       (139,366)         (218,734)
    Prepaid expenses and other current assets          659,998           654,790
    Deposits other than on property
     and equipment                                    (147,101)          (26,952)
    Accounts payable                                (2,042,093)         (658,883)
    Accrued expenses and advances                    2,983,812         2,143,788
    Deferred contract revenue                        2,211,532         6,391,819
       Net cash used in operating activities       (19,011,069)      (11,306,544)

Cash flows from investing activities:
 Purchase of Keflex intangible assets                        -       (11,205,517)
 Advance payment for potential sale of
  Keflex intangible assets                           1,000,000                 -
 Purchase of marketable securities                 (10,055,729)      (23,104,372)
 Sale of marketable securities                      13,705,000        24,503,165
 Purchases of property and equipment                (1,433,826)       (4,825,809)
 Deposits on property and equipment                   (543,843)         (367,327)
 Restricted cash                                         6,603          (133,274)
       Net cash used in investing activities         2,678,205       (15,133,134)

Cash flows from financing activities:
 Proceeds from lines of credit                               -         1,389,397
 Payments on lines of credit                          (760,180)         (965,482)
 Proceeds from private placement of common
  stock, net of issuance expenses                   25,754,389                 -
 Proceeds from exercise of common stock
  options                                               23,015             6,079
       Net cash provided by financing
        activities                                  25,017,224           429,994

Net increase (decrease) in cash and cash
 equivalents                                         8,684,360       (26,009,684)

Cash and cash equivalents, beginning of
 period                                             10,395,757        37,450,490

Cash and cash equivalents, end of period        $   19,080,117    $   11,440,806

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             10/27/2005
    /CONTACT:  Robert Low, Vice President Finance & Acting CFO,
+1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.advancispharm.com/